UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

December 31, 2007 (December 21, 2007)
(Date of Report (date of earliest event reported))

Hughes Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-33040	13-3871202
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee IdentificationNumber)

11717 Exploration Lane Germantown, Maryland 20876
(Address of principal executive office and Zip code

 (301) 428-5500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations
Item 1.01 Entry Into a Material Definitive Agreement.

    On December 21, 2007, Hughes Communications, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Helius, Inc. (“Helius”), Utah Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”) and The Canopy Group, Inc. and Canopy Ventures I, L.P., the primary shareholders of Helius (the “Canopy Entities”), pursuant to which, at the effective time of the Merger, Merger Sub will merge with and into Helius, with Helius being the surviving corporation (the “Merger”).

The aggregate purchase price for the equity securities of Helius payable pursuant to the Merger Agreement is up to $30,495,000, subject to adjustment and offset as set forth in the Merger Agreement.  At the closing, the Company will pay $10,500,000, reduced by the amount of all outstanding indebtedness of Helius and subject to downward adjustment for the amount of any net assets deficit and all non-ordinary course liabilities, to certain Helius shareholders, members of Helius’ management and employees of Helius in accordance with the terms of the Merger Agreement.  There will be a further downward adjustment to the amount paid by the Company at closing if the estimates for Helius’ net assets, indebtedness and non-ordinary course liabilities delivered prior to the closing of the Merger do not accurately reflect the actual net assets, indebtedness and non-ordinary course liabilities as of the closing date of the Merger.  Up to an additional $19,995,000, if any, will be payable by the Company or Helius, as the surviving corporation, as additional purchase price, upon the post-closing achievement by Helius of certain performance goals with respect to revenue and operating income, as set forth in the Merger Agreement.  Pursuant to the Merger Agreement, prior to the closing of the Merger Helius will adopt an Employee Bonus Plan, pursuant to which the Company or Helius, as the surviving corporation, may be required to pay up to an additional $1,505,000 to certain employees of Helius upon the post-closing achievement by Helius of certain performance goals as set forth in the Employee Bonus Plan.

Pursuant to and subject to the terms of the Merger Agreement, at the effective time of the Merger, (i) each share of common stock of Helius issued and outstanding immediately prior to the effective time of the Merger will be converted automatically into the right to receive an amount in cash, without interest, as set forth in the Merger Agreement; and (ii) each share of Series A, B, and C preferred stock of Helius issued and outstanding immediately prior to the effective time of the Merger will be converted automatically into the right to receive an amount in cash, without interest, subject to the distribution provisions set forth in the articles of incorporation of Helius and to the extent available, equal to the amount that each such series of preferred stock is entitled to receive upon a liquidation of Helius as set forth in Helius’ articles of incorporation.  The Company will not assume any outstanding Helius stock options, warrants, convertible securities or other rights to purchase Helius capital stock.  All outstanding employee stock options, shares of employee restricted stock and warrants (if any) will be canceled at closing.

The Merger Agreement contains customary covenants, agreements, representations and warranties and indemnities by Helius and the Canopy Entities.  Helius’ covenants include, among others, that (i) Helius and its subsidiaries will conduct their business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the effective time of the Merger; (ii) except as set forth in the Merger Agreement, Helius will not initiate or solicit, discuss or negotiate proposals relating to an alternative business combination transaction; and (iii) the board of directors of Helius will submit the Merger for approval to the shareholders of Helius and will recommend the approval of the Merger.  The Merger Agreement provides that the Canopy Entities will indemnify, defend, protect and hold harmless the Company, Merger Sub and the surviving corporation for (i) breaches of the representations and warranties made by Helius and the Canopy Entities in connection with the Merger, (ii) breaches of any covenant or agreement made on the part of Helius or the Canopy Entities in connection with the Merger, (iii) any indebtedness or non-ordinary course liabilities and (iv) certain other matters.  The Merger Agreement provides that, in addition to any other available legal or equitable rights and remedies, the Company shall have the right to offset any indemnification obligation owed by the Canopy Entities against the contingent payments, if any, payable to Helius’ shareholders and employees following the closing of the Merger.

The Merger is expected to be completed during the first calendar quarter of 2008, however, there can be no assurances that the Merger will close in that time period if at all.  The Merger is subject to the approval of the shareholders of Helius and other customary closing conditions.  The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hughes Communications, Inc.

Date: December 31, 2007	By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Senior Vice President,
General Counsel and Secretary

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